UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 27, 2009
Date of Report (Date of earliest event reported)

BIO SOLUTIONS MANUFACTURING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32044	16-1576984
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4440 Arville Street, #6	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 222-9532

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2009, we entered into a Stock Purchase Agreement with a single non-US purchaser pursuant to which we agreed to issue a 20,000,000 shares our common stock (the “Shares”) in consideration of such purchaser’s agreement to exchange and cancel a $20,000 promissory note previously made by us in favor of such purchaser (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, the purchaser agreed that it would not offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the purchaser or any affiliate of the purchaser or any person in privity with the purchaser or any affiliate of the purchaser), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, or publicly announce an intention to effect any such transaction, with respect to the Shares for a period ending three years after the date of the Purchase Agreement

We relied on the exemption from registration provided by Regulation S and 3(a)(9) of the Securities Act of 1933, as amended, for the offer and sale of the Shares.

The paragraphs above describe certain of the material terms of the financing transaction with the investor under the note purchase agreement. Such description is not a complete description of the material terms of the financing transaction and is qualified in its entirety by reference to the agreements entered into in connection with the financing which are included as exhibits to this Current Report on Form 8-K.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 of this Current Report on Form 8-K, which Item is incorporated herein by this reference, for a description of the terms of the financing transaction that included the issuance of the Shares.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.
Exhibit
	Number	Description

	10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO SOLUTIONS MANUFACTURING, INC.

(Registrant)
Date: April 1, 2009	By:	/s/ David S. Bennett
David S. Bennett, President